Exhibit 99.1

FOR IMMEDIATE RELEASE

TUESDAY, APRIL 18, 2023

SOTHERLY HOTELS INC. ANNOUNCES POSTPONEMENT OF

ANNUAL MEETING OF STOCKHOLDERS

Williamsburg, Virginia – April 18, 2023 – Sotherly Hotels Inc. (NASDAQ: SOHO), (“Sotherly” or the “Company”), a self-managed and self-administered lodging real estate investment trust (a “REIT”), today announced that the Company anticipates that it will not have a sufficient number of shares of the Company's common stock present in person or represented by proxy at the 2023 Annual Meeting of Stockholders (the "Annual Meeting"), scheduled for Tuesday, April 25, 2023 at 9:00 a.m. Eastern Time, to constitute a quorum. The Company has decided to postpone the Annual Meeting to 9:00 a.m. Eastern Time on Thursday, May 18, 2023 at the William & Mary Alumni House, Leadership Hall, located at 500 Richmond Road, Williamsburg, Virginia 23185.

The close of business on March 1, 2023 will continue to be the record date for the determination of stockholders of the Company entitled to vote at the Annual Meeting. Stockholders of the Company who have previously submitted their proxy or otherwise voted and who do not want to change their vote do not need to take any action.

No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. The Company encourages all of its stockholders to read the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2023 (the “Proxy Statement”), which is available free of charge on the SEC’s website at www.sec.gov, and on the Company’s website at https://investors.sotherlyhotels.com/financial-info/sec-filings/default.aspx.

The Company will continue to solicit votes from its stockholders with respect to the proposals set forth in the Proxy Statement. The Company encourages all stockholders who have not yet voted to do so before Wednesday, May 17, 2023 at 11:59 p.m., Eastern Time.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Sotherly may also opportunistically acquire hotels throughout the United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, comprising 2,786 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Mack Sims

Vice President – Operations & Investor Relations

Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185

757.229.5648